Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333- 177176, 333-19103, 333-19099, 333-96881, 333-134134, 333-158991, 333-161253, 333-181391, 333-204365, and 333-216707 on Forms S-8 and Registration Statement No. 333-162021 and 333-213088 on Form S-3 of our reports dated November 21, 2018, relating to the financial statements of Cabot Corporation, and the effectiveness of Cabot Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Cabot Corporation for the year ended September 30, 2018.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

November 21, 2018